Exhibit 99.1

INVESTOR CONTACTS:	MEDIA CONTACTS:
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Amy Bilbija / Bob Marese	Andrew Siegel / Jillian Ginsburg
650-798-5206 / 212-929-5500	212-355-4449
FOR IMMEDIATE RELEASE
CYPRESS BIOSCIENCE SENDS LETTER TO RAMIUS
SAN DIEGO, CALIFORNIA, August 17, 2010 — Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced that its Board of Directors has sent a letter to Ramius LLC in response to Ramius’ letter dated August 11, 2010.
The text of the letter to Jeffrey C. Smith, Partner Managing Director of Ramius, from Jay D. Kranzler, MD, PhD, Chairman and Chief Executive Officer of Cypress Bioscience, is below:
     Dear Mr. Smith:
The Board of Directors has carefully reviewed your letter dated August 11, 2010.
With the assistance of financial and legal advisors, the Board concluded that your latest proposal is identical to the original proposal outlined in your letter dated July 19, 2010, and repeated in your letter dated August 5, 2010. Specifically, your proposal continues to be non-binding, is subject to due diligence and indicates a purchase price of $4.00 per share in cash with a potential for a 50% retained interest in BL-1020.
While we understand that you have clarified your “willingness to consider” a 50% retained interest in BL-1020, we do not believe you have made any substantive change to your original proposal of July 19, 2010. Given there is no substantive change to your proposal, our position, as communicated in our letter to you dated August 5, 2010, remains the same. We unanimously concluded that your proposed $4.00 per share price grossly undervalues Cypress’ current business and future prospects and is not in the best interests of the other Cypress stockholders.
It is clear that Ramius is interested in acquiring Cypress. You are motivated to pay the lowest price possible as quickly as possible so that you can generate the highest rate of return. Indeed, you likely have a duty to your investors to do exactly that. In contrast, our duty is to act in the best interests of the other Cypress stockholders. Your motivation and duty directly conflict with ours, and therefore, we do not believe you could be truly interested in “a transaction that will maximize value for all shareholders” as you state in your letter.
Your proposed purchase price may represent a premium to a given day’s closing stock price, but our focus is on the value of the Company’s current business and future prospects. We have believed for some time that the market has seriously undervalued Cypress and your interest in acquiring the Company has confirmed our long held belief.

Our Board and management team remain committed to building long term stockholder value, and we believe that our current strategy of developing a portfolio of CNS drug candidates will deliver superior value to Cypress stockholders. However, as we have stated previously, we will seriously consider any bona fide acquisition proposal or other transaction that reflects the full and fair value of Cypress’ current business and future prospects. Given your current proposal and your failure to change any material term from your original proposal, the Board believes it would be imprudent to start a negotiation or enter into any type of “go shop” transaction with you.
Separately, the Cypress Board has rotated the position of lead independent director. Accordingly, please address all future correspondence to our new lead independent director, Daniel H. Petree.

On behalf of the Board of Directors,
/s/ Jay D. Kranzler, MD, PhD
Jay D. Kranzler, MD, PhD
Chairman and Chief Executive Officer

About Cypress Bioscience
Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received multiple FDA approvals, including Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating shareholder value by reaching clinical development milestones as quickly and efficiently as possible. Cypress’ currently marketed products include Savella and the Avise PGSM and Avise MCVSM therapeutic monitoring, diagnostic and prognostic testing services for rheumatoid arthritis. Development-stage assets include CYP-1020 for cognitive impairment in schizophrenia, as well as AVISE-SLESM, a lupus diagnostic testing service. More information on Cypress and its products and development assets is available at http://www.cypressbio.com/.
Forward-Looking Statements
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com/, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the value of Cypress’ current business and future prospects and business strategy. Actual results could vary depending a number of factors including Cypress’s need to spend cash reserves on drug development or other matters, risks involved in selling a business, and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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